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                  Raytech Corporation and Subsidiaries

                                 PART II
                              EXHIBIT (11)


             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                  (in thousands, except per share data)



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                                     For the 13 Weeks Ended   For the 26 Weeks Ended
                                     July 2,        July 3,   July 2,       July 3,
                                     1995           1994      1995           1994

Net income                           $ 5,645       $ 2,589    $10,222      $ 5,579

Shares outstanding at beginning
  of year                          3,218,968     3,199,133  3,218,968    3,199,133

Add weighted average of stock
  options exercised                    5,631         2,450      2,877        1,854

Deduct weighted average shares to
  treasury                                (2)           (9)        (1)          (5)

Add common equivalent shares for
  assumed exercise of employee
  stock options                      159,321       244,824    189,983      198,988

Weighted average number of shares
  used in calculation of primary
  income per share                 3,383,918     3,446,398  3,411,827    3,399,970

Income per share                      $ 1.67         $ .75     $ 3.00       $ 1.64

Primary income per
  common share                        $ 1.67         $ .75     $ 3.00        $1.64


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